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EXHIBIT 10.34

"UNITED STATIONERS. SUPPLY CO." [logo]

[LETTERHEAD]                              A SUBSIDIARY OF UNITED STATIONERS INC.

May 10, 2001

Ms. Susan Maloney Meyer
34 Canterbury Court
Wilmette, IL 60091

     RE: EMPLOYMENT TERMINATION AND GENERAL RELEASE

Dear Susan:

     This letter confirms the termination of your employment with United Stationers and its affiliates ("Company"). This letter, if signed by you, also provides an Agreement for the final and complete resolution of all matters, whether now known or unknown, arising out of your employment, and termination of employment, with the Company.

     Your employment will terminate with the Company effective JULY 31, 2001 WHICH DATE MAY BE EXTENDED IN MY SOLE DISCRETION TO A DATE NOT LATER THAN OCTOBER 30, 2001 (EXTENDED TO 8/31/01) ("Termination"). After your successor has been retained, you will resign as General Counsel and Secretary and assist your successor in his or her transition.

     Subject to continuing satisfaction of the terms and conditions of this Agreement by you and the Company and subject to the condition that you do not revoke any portion of this Agreement, you will receive the following severance benefits:

     1. One (1) year of base salary paid to you in equal monthly installments over the one (1) year period commencing at your Termination;

     2. Payment of an amount equal to your target 2000 bonus in equal monthly installments over the same time period;

     3. The payment of a retainer equal to 50% of your base salary or $107,500 for a six month period commencing on JANUARY 1, 2002 in exchange for payment of this retainer, the Company, at its sole discretion, will have the right to use your legal services on a consulting basis for a total of three (3) days/month (eighteen (18) days in total) during the aforementioned six (6) month period. Failure to fulfill this obligation due to your scheduling will not be considered a breach of this

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May 10, 2001
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          agreement but will only serve to reduce the payment set forth on this paragraph 3 by a prorated amount.

The Company agrees to pay your COBRA premiums for an eighteen-month period commencing at Termination. Thereafter, the Company agrees to REIMBURSE you for comparable health insurance for a further one (1) year period, unless you obtain employment during that one (1) year period, where you are eligible for health insurance.

The Company agrees to provide you with continued use of your Company car until the expiration of the current lease in September 2001 on the condition that you be solely responsible for the insurance thereon and provide satisfactory evidence of such insurance.

You will be entitled to the services of an outplacement firm suitable for your position. IF YOU DO NOT USE THE COMPANY'S OUTPLACEMENT FIRM AND CHOOSE AN ALTERNATIVE FACILITY THAT PROVIDES PLACEMENT, THE COMPANY WILL PAY ONE HALF OF THE AMOUNT IT OTHERWISE WOULD HAVE PAID.

You acknowledge that the severance benefits provided above are in lieu of and exceed the benefits to which you are entitled under the letter of agreement of July 22, 1998 between the Company and you ("Letter Agreement") and that these extra benefits are provided by the Company in exchange for your signing this Agreement.

     The Company may terminate its payment of severance benefits to you under this Agreement if you fail in a material way to comply with any of your obligations under this Agreement.

     After your termination date, you will also be compensated for any unused vacation (earned during this calendar year), as well as accrued vacation (from prior years).

     You may elect in accordance with a federal statute (COBRA), to continue your medical and dental benefits under the program for up to eighteen (18) months following your Termination. Certain welfare programs may be converted to individual policies per conversion policies in place at the time of your Termination. Information on COBRA and other conversion privileges will be sent to you upon Termination.

     Your active participation in the Company's benefit plans and programs will continue until your Termination date. Your vested accrued benefits, if any, will be distributed in accordance with the provisions of those benefit plans.

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May 10, 2001
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     In exchange for the severance benefits provided under this Agreement, on the date of Termination, you will enter into a release as follows: you waive and release your right to file or participate individually or as a class member in any claims or lawsuits (whether or not you now know of the basis for the claims or lawsuits) in federal or state agencies or courts against the Company and its employee benefit plans, including their present and former directors, officers, employees, agents and fiduciaries, unless such waiver agreement is otherwise prohibited by law or governmental regulation. This waiver and release includes, but is not limited to, all claims of unlawful discrimination in regard to age, race, sex, color, religion, national origin or handicap under Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Older Workers Benefit Protection Act, The Civil Rights Act of 1991, or any other federal, state, or local statutes, all claims for wrongful employment termination or breach of contract and any other claims relating to your employment or the termination of employment with the Company. This waiver and release also applies to your heirs, assigns, executors and administrators, and shall inure to the benefit of any successor or assign of the Company, or any of its businesses. This waiver and release does not prevent you from filing a claim or lawsuit against the Company or its employee benefits plan solely for the purpose of collecting the benefits referred to in this Agreement or any other right that you may have that cannot be waived as a matter of law or governmental regulation.

As of the date of Termination, the Company generally releases and forever discharges you from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorney's fees, obligations or causes of action known and unknown of any and every nature whatsoever, and whether or not accrued or matured which it may have arising out of or relating to any transaction, dealing relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to the Termination, including but not limited to your employment by the Company or otherwise relating to the termination of such employment or services; PROVIDED, HOWEVER, that such general release will not limit or release the Company's rights under this agreement or in connection with any activity by you that constitutes fraud or criminal conduct.

     You and the Company mutually agree: (a) not to intentionally disparage the other or the Company's employees or products; (b) not to intentionally engage in actions contrary to the interests of the other, and (c) not to disclose or allow disclosure of any provisions of this Agreement. You agree not to compete against the Company for one (1) year from the effective date of this Agreement; and to return to the Company, effective immediately or as mutually agreed, all Company property, including proprietary information.

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May 10, 2001
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     You agree that you will not, except with the Company's prior written consent, use or disclose any confidential information, which shall mean all information proprietary to the Company that is not publicly known and which was disclosed to you or developed by you while employed with the Company. This includes but is not limited to the following types of information about the
Company:

     1.   marketing programs and studies business strategies

     2.   finances, commissions, pricing including pricing programs

     3. the identity, needs purchase and payment patterns, special credit and/or pricing terms, and special relationships with customers and prospects

     4. the identity, and prices and credit terms of and special relationships with suppliers

     5. all business records, documents, drawings, writings, software, databases, programs and other tangible things which were or are created or received by or for the Company in furtherance of its business,

     6. any other information that you have been told or reasonable ought to know are regarded by the Company as confidential.

     All amounts payable to you or on your behalf under this Agreement will be reported to appropriate governmental agencies as taxable income to the extent required, and appropriate withholding will be made where necessary. In addition, all amounts payable to you under this Agreement are expressed as amounts prior to payment or withholding of any taxes, and the Company will not gross-up the amounts or otherwise reimburse you for the taxes you pay relating to such amounts.

     You acknowledge that no promises have been made which are not included in this Agreement, and that this Agreement contains the entire understanding between you and the Company. You acknowledge that the terms of this Agreement are contractually binding. If any portion of this Agreement is declared invalid or unenforceable, the remaining portions of this Agreement will continue in force.

     You acknowledge that you have carefully read the terms of this Agreement and that you know and understand its content and meaning.

     You are specifically advised to consult with an attorney prior to executing this Agreement.

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May 10, 2001
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     You have twenty-one calendar days from today within which to consider this
Agreement before executing it. If you agree to the terms of this Agreement, please sign two copies, and return one of them to me. You have a full seven calendar days following your execution of this Agreement to revoke this Agreement and have been and hereby are advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired. You may, of course, sign and return this Agreement before the completion of the twenty-one day period. If I have not received a fully signed copy of this Agreement by the end of business on May 30, 2001, I will assume you have rejected this Agreement.

                                        Sincerely,

                                        /s/ Randall W. Larrimore
                                        Randall W. Larrimore
                                        President and Chief Executive Officer

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May 10, 2001
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ACCEPTED AND AGREED BY EMPLOYEE:


/s/ Susan Maloney-Meyer                               6.1.01
(Signature)                                           (Date)

ACCEPTED AND AGREED ON BEHALF OF THE COMPANY:


/s/ R. W. Larrimore                                June 11, 2001
(Signature)                                           (Date)